Exhibit 99.1

Imation Reports Fourth Quarter and Full Year 2013 Financial Results

Company Announces Sale of XtremeMacTM Business

OAKDALE, Minn.--(BUSINESS WIRE)--February 7, 2014--Imation Corp. (NYSE: IMN) today released financial results for its 2013 fourth quarter and year ended December 31, 2013. The Company also announced that it has divested its XtremeMac business and benefited from certain special items as it continues to execute on its strategic transformation.

Q4 Overview, Including Special Items

For the fourth quarter of 2013, Imation reported net revenue of $232.8 million, down 12.7 percent from Q4 2012, income from continuing operations of $21.1 million, diluted earnings per share from continuing operations of $0.47 and a cash balance of $132.6 million. The quarterly results were favorably impacted by $9.5 million of net benefit from special items, primarily a $9.8 million gain on the sale of land at a previously closed facility for which the Company received proceeds of approximately $10.0 million. Excluding these items, Q4 2013 income from continuing operations would have been $11.6 million, and diluted earnings per share from continuing operations would have been $0.25. EBITDA for the fourth quarter totaled $26.5 million (See Tables Five and Six for non-GAAP measures). In addition, Q4 operating results benefited from an accrual reversal of $9.5 million associated with European copyright levies as a result of a favorable court ruling in France.

For the full year 2013, revenue was $860.8 million, down 14.5 percent from 2012, and loss from continuing operations was $20.1 million, or $0.60 diluted loss per share. Special charges for the full year were $11.5 million. Excluding these special charges, 2013 loss from continuing operations would have been $8.6 million, and diluted loss per share from continuing operations would have been $0.37. EBITDA for the year totaled $3.6 million (See Tables Five and Six for non-GAAP measures). In addition, operating results for the year benefited from accrual reversals of $23.1 million associated with European copyright levies as a result of favorable court rulings in France in Q4 and Italy in Q2.

Imation’s CEO Mark Lucas commented, “We are pleased with our fourth quarter results, which benefited from lower than anticipated revenue declines in our legacy business, solid working capital and cost management, and several one-time gains. While this is encouraging, we have not reached an inflection point in our transformation as our growth products have not yet offset secular revenue declines in our legacy business. We ended 2013 with some of our lowest inventories ever and $132.6 million in cash, which provides us with the financial strength to execute our strategic transformation.”

Sale of Non-core Business

In the Company’s third quarter 2013 release, Imation announced it had signed a letter of intent to sell its XtremeMac consumer electronics business. On January 31, 2014, Imation completed the sale of this business as part of the effort to divest lower margin, non-core businesses.

Business Segment Overview

Imation’s Consumer Storage and Accessories (CSA) business revenue decreased 23.0 percent in Q4 2013 from the prior year, due chiefly to the continued secular declines in optical media products, as noted above. Gross margin remained solid for this segment. Cash generation was particularly strong as a result of improvements in working capital.

According to Lucas, “Our consumer business continues to evolve as the optical market progresses through its life cycle with corresponding revenue declines. Our TDK Life on RecordTM audio and accessories business enjoyed strong year over year revenue increases, and we have many new consumer storage products on our roadmap for 2014. While we do not expect CSA to return to revenue growth in the near term, it is expected to continue to be an important contributor of earnings and cash flow to the Company.”

Imation’s Tiered Storage and Security Solutions (TSS) business revenue increased 5.4 percent in Q4 2013 from the prior year, reflecting revenues from the NexsanTM acquisition. TSS gross margin rose 4.7 percentage points to 18.2 percent from 13.5 percent a year ago, as the product mix moves to higher margin storage and security solutions products. Imation expects this shift in product mix to continue with its focus on Nexsan and IronKeyTM products.

Lucas noted, “In TSS, Imation reported overall revenue and gross margin growth as a result of the Nexsan acquisition. Our magnetic tape business continues to decrease consistent with the overall market, but we have been able to maintain our market share through 2013. The steep revenue decline rates in magnetic tape that we saw through the middle of 2013 leveled off in the fourth quarter. Ongoing emphasis on working capital and cost management will be a key focus in this segment. Within our storage and security solutions portfolio, revenues were constrained by the macro factors that have persisted since the third quarter, such as uncertainty in government spending. We are just now beginning to see improvement in the pipeline for future orders, and longer term we expect robust growth from our storage and security portfolio.”

Lucas concluded, “During 2013, Imation continued to move away from our legacy media businesses to focus on growth categories in both consumer and commercial storage solutions. We also rebalanced our portfolio through the strategic Nexsan acquisition in data storage and the divestiture of two lower margin businesses. We continued to right-size our infrastructure, and operating expenses, excluding acquisitions, declined over 30 percent. We remain committed to our transformation and confident in its ultimate success.”

Detailed Q4 2013 Analysis

As a result of the XtremeMac and MemorexTM consumer electronics divestitures which occurred on January 31, 2014 and October 15, 2013, respectively, the financial results for those operations are presented as discontinued operations. The following financial results are for continuing operations for the current and prior periods unless otherwise indicated.

Net revenue for Q4 2013 was $232.8 million, down 12.7 percent from Q4 2012. From a segment perspective, TSS increased 5.4 percent and CSA declined 23.0 percent. Foreign currency exchange negatively impacted Q4 2013 revenues by 5 percent when comparing to Q4 2012.

Gross margin for Q4 2013 was 23.8 percent, up 7.7 percentage points from 16.1 percent in Q4 2012. Gross margin for Q4 2013 includes the reversal of a portion of the Company’s European levy accrual of $9.5 million, triggered by a favorable French court ruling received during Q4 2013. While this levy benefit improved gross margin by 4.1 percent in Q4 2013, the remainder of the improvement was due to operating factors. TSS gross margin for Q4 2013 was 18.2 percent, up from 13.5 percent in Q4 2012. CSA gross margin for Q4 2013 was 28.0 percent, up from 18.9 percent in Q4 2012, benefiting from the aforementioned levy reversal.

Selling, general and administrative (SG&A) expenses in Q4 2013 were $39.5 million, down $6.2 million compared with Q4 2012 expenses of $45.7 million. Imation reduced SG&A expenses by approximately $13.7 million due to cost reduction efforts and lower amortization expense as a result of intangible write-offs in 2012, which more than offset the Nexsan operating expenses added as a result of the acquisition that took place on December 31, 2012.

Research and development (R&D) expenses in Q4 2013 were $4.1 million, down slightly from $4.7 million in Q4 2012. The Company has reduced legacy R&D spending and has channeled its investments into higher margin projects in TSS, primarily through Nexsan.

Special items netted to $9.5 million of income in Q4 2013 and were primarily related to a $9.8 million gain on the sale of land at a previously closed facility and a $2.5 million gain from a litigation settlement, partially offset by restructuring and other charges. This is compared with special charges of $296.5 million in Q4 2012 primarily consisting of intangible asset and goodwill impairments.

Operating income was $21.1 million in Q4 2013 compared with an operating loss of $301.6 million in Q4 2012. Excluding the impact of special charges described above, adjusted operating income would have been $11.6 million in Q4 2013 compared with adjusted operating loss on the same basis of $5.1 million in Q4 2012 (See Tables Five and Six for non-GAAP measures).

Income tax provision was $1.9 million in Q4 2013 compared with income tax benefit of $0.1 million in Q4 2012. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period.

Discontinued operations loss for the quarter totaled $2.5 million (after-tax) and included a gain of $0.9 million on the sale of the Memorex consumer electronics business. Discontinued Operations includes both the results of the XtremeMac and Memorex consumer electronics businesses as well as a charge of approximately $1.2 million recorded in Q4 2013 to adjust the carrying value of the XtremeMac assets associated with the discontinued operations, based on proceeds expected to be received for the sale of the businesses.

Earnings per diluted share from continuing operations was $0.47 in Q4 2013 compared with a loss per diluted share of $8.13 in Q4 2012. Excluding the impact of special items, adjusted earnings per diluted share would have been $0.25 in Q4 2013 compared with a loss per diluted share of $0.16 in Q4 2012 (See Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $132.6 million as of December 31, 2013, up $24 million during the quarter, driven by improvements in working capital and the sale of land at a previously closed facility.

Year-To-Date Summary

For the full year ended December 31, 2013, Imation reported net revenue of $860.8 million, down 14.5 percent compared with 2012, an operating loss of $20.1 million, including special charges of $11.5 million, and a diluted loss per share of $0.60 from continuing operations. Excluding special charges, the operating loss for the year ended December 31, 2013 would have been $8.6 million and diluted loss per share would have been $0.37 from continuing operations. For the year ended December 31, 2012, Imation reported net revenue of $1,006.7 million, an operating loss of $318.4 million, and a diluted loss per share of $8.67 from continuing operations. Excluding special charges, the operating loss for the year ended December 31, 2012 would have been $19.9 million and diluted loss per share would have been $0.70 from continuing operations (See Tables Five and Six for non-GAAP measures).

Operating results for the year ended December 31, 2013 include the reversal of accruals of $23.1 million for copyright levies as a result of favorable court rulings in both Italy and France.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, February 7, 2014, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on February 7, 2014, until 11:00 PM Central Time on February 14, 2014, by dialing 855-859-2056 or 404-537-3406 (conference ID 26513112). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations

Table Two - Consolidated Balance Sheets

Table Three - Supplemental Segment and Product Information

Table Four - Additional Information

Table Five - Non-GAAP Financial Measures

Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share and EBITDA) are provided as a supplement and should not be construed an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and to assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Results From Discontinued Operations Not Yet Finalized

The financial statements released today reflect the estimated fourth quarter 2013 results associated with the Company’s discontinued operations. The results from discontinued operations are therefore preliminary and subject to change. We expect all applicable information to be finalized prior to the filing of the Imation Form 10-K in March.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy including our global restructuring plan; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the seasonality and volatility of the markets in which we operate; changes in European law or practice related to the imposition or collectability of optical levies; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; and our ability to meet our revenue growth, gross margin and earnings targets.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net revenue	$232.8	$266.8	$860.8	$1,006.7
Cost of goods sold	177.5	223.8	672.1	817.4
Gross profit	55.3	43.0	188.7	189.3

Operating expense:
Selling, general and administrative	39.5	45.7	181.6	191.1
Research and development	4.1	4.7	18.4	20.4
Goodwill impairment	-	251.8	-	251.8
Intangible impairment	-	23.3	-	23.3
Litigation settlement	(2.5)	-	(2.5)	-
Restructuring and other	(6.9)	19.1	11.3	21.1
Total	34.2	344.6	208.8	507.7

Operating income (loss) from continuing operations	21.1	(301.6)	(20.1)	(318.4)

Other expense (income):
Interest income	(0.1)	(0.1)	(0.2)	(0.5)
Interest expense	0.5	0.5	2.5	2.9
Other, net	(0.4)	0.4	0.6	2.6
Total	-	0.8	2.9	5.0

Income (loss) from continuing operations before income taxes	21.1	(302.4)	(23.0)	(323.4)

Income tax provision (benefit)	1.9	(0.1)	1.4	1.4

Income (loss) from continuing operations	19.2	(302.3)	(24.4)	(324.8)

Discontinued operations:
Gain on sale of discontinued businesses, net of income taxes	0.9	-	0.9	-
Loss from discontinued businesses, net of income taxes	(3.4)	(7.9)	(20.9)	(15.9)
Loss from discontinued operations	(2.5)	(7.9)	(20.0)	(15.9)

Net income (loss)	$16.7	$(310.2)	$(44.4)	$(340.7)

Earnings (loss) per common share - basic:
Continuing operations	$0.47	$(8.13)	$(0.60)	$(8.67)
Discontinued operations	(0.06)	(0.21)	(0.49)	(0.42)
Net income (loss)	0.41	(8.34)	(1.10)	(9.09)

Earnings (loss) per common share - diluted:
Continuing operations	$0.47	$(8.13)	$(0.60)	$(8.67)
Discontinued operations	(0.06)	(0.21)	(0.49)	(0.42)
Net income (loss)	0.41	(8.34)	(1.10)	(9.09)

Weighted average shares outstanding
Basic	40.6	37.2	40.5	37.5
Diluted	41.0	37.2	40.5	37.5

The financial statements released today reflect the estimated fourth quarter 2013 results associated with the Company’s discontinued operations. The results from discontinued operations are therefore preliminary and subject to change. We expect all applicable information to be finalized prior to the filing of the Imation Form 10-K in March.

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$132.6	$108.7
Accounts receivable, net	163.3	220.8
Inventories	84.3	166.0
Other current assets	48.8	61.6

Total current assets	429.0	557.1

Property, plant and equipment, net	51.6	58.9
Intangible assets, net	68.6	81.9
Goodwill	72.1	73.5
Other assets	20.5	22.1

Total assets	$641.8	$793.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$94.7	$162.7
Short-term debt	20.0	20.0
Other current liabilities	116.4	158.4

Total current liabilities	231.1	341.1

Other liabilities	37.5	52.0

Total liabilities	268.6	393.1
Commitments and contingencies
Shareholders' equity	373.2	400.4

Total liabilities and shareholders' equity	$641.8	$793.5

The financial statements released today reflect the estimated fourth quarter 2013 results associated with the Company’s discontinued operations. The results from discontinued operations are therefore preliminary and subject to change. We expect all applicable information to be finalized prior to the filing of the Imation Form 10-K in March.

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Three months ended December 31,
	2013		2012		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$116.9	50.2%	$157.0	58.8%	-25.5%
Audio and accessories	14.4	6.2%	13.5	5.1%	6.7%
Total Consumer Storage and Accessories	131.3	56.4%	170.5	63.9%	-23.0%
Tiered Storage and Security Solutions
Commercial storage media	68.0	29.2%	77.4	29.0%	-12.1%
Storage and security solutions	33.5	14.4%	18.9	7.1%	77.2%
Total Tiered Storage and Security Solutions	101.5	43.6%	96.3	36.1%	5.4%
Total	$232.8	100.0%	$266.8	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$22.3	17.0%	$16.0	9.4%	39.4%
Tiered Storage and Security Solutions	(2.0)	-2.0%	(7.6)	-7.9%	-73.7%
Corp/Unallocated (1)	0.8	NM	(310.0)	NM	-100.3%
Total operating income (loss) from continuing operations	$21.1	9.1%	$(301.6)	-113.0%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	28.0%		18.9%
Tiered Storage and Security Solutions	18.2		13.5
	23.7		17.0
Inventory write-offs related to restructuring programs	0.1		(0.9)
Total	23.8%		16.1%

	Twelve months ended December 31,		Twelve months ended December 31,
	2013		2012		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$435.7	50.6%	$594.3	59.0%	-26.7%
Audio and accessories	42.6	4.9%	41.0	4.1%	3.9%
Total Consumer Storage and Accessories	478.3	55.5%	635.3	63.1%	-24.7%
Tiered Storage and Security Solutions
Commercial storage media	251.0	29.2%	311.6	31.0%	-19.4%
Storage and security solutions	131.5	15.3%	59.8	5.9%	119.9%
Total Tiered Storage and Security Solutions	382.5	44.5%	371.4	36.9%	3.0%
Total	$860.8	100.0%	$1,006.7	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$52.3	10.9%	$61.5	9.7%	-15.0%
Tiered Storage and Security Solutions	(16.1)	-4.2%	(26.7)	-7.2%	-39.7%
Corp/Unallocated (1)	(56.3)	NM	(353.2)	NM	-84.1%
Total operating loss from continuing operations	$(20.1)	-2.3%	$(318.4)	-31.6%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	23.8%		19.8%
Tiered Storage and Security Solutions	20.3		17.7
	22.2		19.0
Inventory write-offs related to restructuring programs	(0.3)		(0.2)
Total	21.9%		18.8%

NM - Not Meaningful

(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
Cash and Cash Flow Information	2013	2012	2013	2012

Cash and cash equivalents - end of period	$132.6	$108.7	$132.6	$108.7
Capital Spending	$1.8	$1.8	$7.0	$10.2
Depreciation	$2.6	$2.2	$10.3	$8.3
Amortization	$2.8	$5.8	$13.4	$27.5

Asset Utilization Information *
			December 31	December 31
			2013	2012

Days Sales Outstanding (DSO)			56	59
Days of Inventory Supply			61	89
Debt to Total Capital			5.1%	4.8%

Other Information

Approximate employee count as of December 31, 2013:				940
Approximate employee count as of December 31, 2012:				1,230
Book value per share as of December 31, 2013:				$9.19
Shares used to calculate book value per share (millions):				40.6
Imation did not repurchase shares of its stock in the fourth quarter of 2013.

*These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days. December 31, 2012 amount excludes Nexsan Corporation.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2013			December 31, 2012
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$232.8	$-	$232.8	$266.8	$-	$266.8
Cost of goods sold	177.5	0.1	177.6	223.8	(2.3)	221.5
Adjusted gross profit	$55.3	$(0.1)	$55.2	$43.0	$2.3	$45.3

Adjusted gross margin	23.8%		23.7%	16.1%		17.0%

Adjusted operating income (loss) from continuing operations	$21.1	$(9.5)	$11.6	$(301.6)	$296.5	$(5.1)

Adjusted income tax provision (benefit)	$1.9	$(0.3)	$1.6	$(0.1)	$0.1	$-

Adjusted income (loss) from continuing operations	$19.2	$(9.2)	$10.0	$(302.3)	$296.4	$(5.9)

Adjusted earnings (loss) per common share from continuing operations - Diluted	$0.47		$0.25	$(8.13)		$(0.16)

Adjusted weighted average shares outstanding - Diluted	41.0		41.0	37.2		37.2

	Twelve Months Ended			Twelve Months Ended
	December 31, 2013			December 31, 2012
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$860.8	$-	$860.8	$1,006.7	$-	$1,006.7
Cost of goods sold	672.1	(2.7)	669.4	817.4	(2.3)	815.1
Adjusted gross profit	$188.7	$2.7	$191.4	$189.3	$2.3	$191.6

Adjusted gross margin	21.9%		22.2%	18.8%		19.0%

Adjusted operating loss from continuing operations	$(20.1)	$11.5	$(8.6)	$(318.4)	$298.5	$(19.9)

Adjusted income tax provision	$1.4	$2.1	$3.5	$1.4	$0.1	$1.5

Adjusted loss from continuing operations	$(24.4)	$9.4	$(15.0)	$(324.8)	$298.4	$(26.4)

Adjusted loss per common share from continuing operations - Diluted	$(0.60)		$(0.37)	$(8.67)		$(0.70)

Adjusted weighted average shares outstanding - Diluted	40.5		40.5	37.5		37.5

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Operating income (loss):	$21.1	$(301.6)	$(20.1)	$(318.4)
Restructuring and other
Restructuring	1.6	15.2	5.2	19.7
Other	1.3	3.9	5.3	2.1
Gain on sale of fixed assets held for sale	(9.8)	-	(9.8)	(0.7)
Litigation settlement	(2.5)	-	(2.5)	-
Loss on settlement of UK pension plan	-	-	10.6	-
Goodwill impairment	-	23.3	-	23.3
Intangible impairment	-	251.8	-	251.8
Inventory write-downs related to restructuring programs included in cost of goods sold	(0.1)	2.3	2.7	2.3
Total adjustments	(9.5)	296.5	11.5	298.5
Adjusted operating income (loss) - Non-GAAP	$11.6	$(5.1)	$(8.6)	$(19.9)

Effect on diluted EPS:
Income (loss) from operations	$0.47	$(8.13)	$(0.60)	$(8.67)
Restructuring and other
Restructuring	0.04	0.41	0.13	0.53
Other	0.03	0.10	0.13	0.06
Gain on sale of fixed assets held for sale	(0.24)	-	(0.24)	(0.02)
Litigation settlement	(0.05)	-	(0.05)	-
Loss on settlement of UK pension plan	-	-	0.20	-
Goodwill impairment	-	0.63	-	0.62
Intangible impairment	-	6.77	-	6.72
Inventory write-downs related to restructuring programs included in cost of goods sold	-	0.06	0.06	0.06
Adjusted diluted EPS - Non-GAAP	$0.25	$(0.16)	$(0.37)	$(0.70)

EBITDA:
Operating income (loss) from continuing operations	21.1	$(301.6)	$(20.1)	$(318.4)
Depreciation	2.6	2.2	10.3	8.3
Amortization	2.8	5.8	13.4	27.5
EBITDA	$26.5	$(293.6)	$3.6	$(282.6)
Restructuring and other	(9.4)	294.2	8.8	296.2
Inventory write-downs related to restructuring programs included in cost of goods sold	(0.1)	2.3	2.7	2.3
Total adjustments	(9.5)	296.5	11.5	298.5
Adjusted EBITDA	$17.0	$2.9	$15.1	$15.9

EBITDA is defined as operating (loss) income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com